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                                                                     EXHIBIT 4.3


                       FIRST AMENDMENT OF RIGHTS AGREEMENT

        Pursuant to Section 26 of the Rights Agreement, dated as of February 27, 1996, by and between InControl, Inc. (the "Company") and First Interstate Bank of Washington, N.A. (now ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agreement"), the Company, by this First Amendment of Rights Agreement, dated April 17, 1998, does hereby amend the Rights Agreement as follows:

        Section 1 is hereby amended to add the following paragraph as a new last paragraph at the end of the definition of "Beneficial Ownership":

        "Notwithstanding the foregoing, a Person shall not be deemed to be the Beneficial Owner of the shares of Common Stock underlying shares of the Company's Series B Convertible Preferred Stock (including, without limitation, for purposes of determining whether such Person is an Acquiring Person) until such time as such shares of Series B Convertible Preferred Stock are converted into shares of Common Stock."

        IN WITNESS WHEREOF, the Company has executed this First Amendment to Rights Agreement as of the date first written above.



                                            INCONTROL, INC.



                                            /s/ Donald F. Seaton III
                                            ------------------------------------
                                            Donald F. Seaton III
                                            Vice President, Finance,
                                            Chief Financial Officer and
                                            Secretary